027 California Tax Exempt Income Fund, semiannual report
03/31/08

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


53A	For the period ended March 31, 2008 Putnam Management has
assumed $3,291 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).


72DD1 	       Class A		38,879
	       Class B		 1,270
	       Class C		   403

72DD2	       Class M		    93
	       Class Y		    28



72EE1 	       Class A		 8,331
	       Class B		   321
	       Class C		   107

72EE2	       Class M		    22



73A1		Class A		0.171074
		Class B		0.145254
		Class C		0.139917

73A2		Class M		0.159068
		Class Y		0.089610

74U1		Class A		 228,233
		Class B		   8,140
		Class C		   3,338

74U2		Class M		     593
		Class Y		   1,160

74V1		Class A		     7.75
		Class B		     7.75
		Class C		     7.78

74V2		Class M		     8.00
		Class Y		     7.76

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.